AMENDED SCHEDULE A

to the

Distribution Agreement between

Conestoga Funds,

Conestoga Capital Advisors, and

Ultimus Fund Distributors, LLC

Dated February 1, 2019

Fund Portfolio(s)

Conestoga Small Cap Fund

Conestoga SMid Cap Fund

Conestoga Mid Cap Fund

The parties duly executed this Amended Schedule A as of June 30, 2021 .

Conestoga Funds		Ultimus Fund Distributors, LLC

By:	/s/ Robert M. Mitchell	By:	/s/ Kevin M. Guerette
Name:	Robert M. Mitchell	Name:	Kevin M. Guerette
Title:	Chief Executive Officer	Title:	President

Conestoga Capital Advisors, LLC

By:	/s/ Robert M. Mitchell
Name:	Robert M. Mitchell
Title:	Chief Executive Officer